client logo here Supplemental Investor Information November 7th, 2019 0

Note Regarding Financial Information On September 10, 2019, EchoStar Corporation (“EchoStar”) transferred to DISH Network Corporation (“DISH”) the portion of its business that manages, markets and provides (i) broadcast satellite services primarily to DISH and its subsidiaries (“DISH Network”), and Dish Mexico, S. de R.L. de C.V. and its subsidiaries and (ii) telemetry, tracking and control services to satellites owned by DISH Network and a portion of EchoStar’s other businesses, and certain related assets and business operations (the “BSS Transaction”). The BSS Transaction was structured in a manner intended to be tax-free to EchoStar and its shareholders for U.S. federal income tax purposes. Following consummation of the BSS Transaction, EchoStar no longer operates its former BSS business and, as a result, beginning in the third quarter of 2019, the operating results of EchoStar’s former BSS business will be presented as discontinued operations in EchoStar’s condensed consolidated financial statements. The following preliminary unaudited financial information for EchoStar for the quarters ending March 31, June 30, September 30 and December 31, 2018 and March 31, June 30 and September 30, 2019 reflect these changes for the periods presented. The preliminary unaudited financial information is presented based on information currently available and is intended for information purposes only. In addition, the unaudited financial information is not necessarily indicative of EchoStar’s future financial condition or results of operations. The preliminary unaudited financial information should be read in conjunction with the audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in EchoStar’s Annual Report on Form 10-K/A for the year ended December 31, 2018 and the unaudited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in EchoStar’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. The pro forma adjustments are based on available information and assumptions that EchoStar’s management believes are reasonable, factually supportable, reflect the impacts of events directly attributable to the BSS Transaction and for purposes of the statements of operations, are expected to have a continuing impact on EchoStar. The pro forma adjustments do not reflect future events that may occur after the BSS Transaction. 1

Post BSS Transaction – Continuing Ops ($000)

	Q1-18	Q2-18	Q3-18	Q4-18	Q1-19	Q2-19	Q3-19
Revenue:							
Services and other revenue - Dish Network	$ 21,719	$ 18,637	$ 17,054	$ 16,055	$ 15,062	$ 14,238	$ 13,232
Services and other revenue - other	349,167	369,570	382,374	382,653	387,606	388,548	393,305
Equipment revenue	42,946	50,342	56,846	55,275	51,714	57,645	65,725
Total revenue	413,832	438,549	456,274	453,983	454,382	460,431	472,262
Costs and expenses:							
Cost of sales - services and other	138,490	140,842	142,290	142,285	143,347	142,680	143,842
Cost of sales - equipment	39,071	41,865	46,318	49,345	45,007	46,549	51,188
Selling, general and administrative expenses	103,333	103,167	107,540	122,372	112,186	149,290	122,676
Research and development expenses	7,138	6,646	6,544	7,242	6,887	6,388	6,136
Deprecation and amortization	110,269	113,143	115,325	118,379	118,978	120,267	122,374
Impairments	-	-	-	65,220	-	-	-
Total costs and expenses	398,301	405,663	418,017	504,843	426,405	465,174	446,216
Operating Income	15,531	32,886	38,257	(50,860)	27,977	(4,743)	26,046
Other income (expense):							
Interest income	15,635	19,253	21,349	24,038	24,429	23,213	17,175
Interest expense, net of amounts capitalized	(55,055)	(54,105)	(54,878)	(55,250)	(53,199)	(53,749)	(49,865)
Gains (losses) on investments, net	(36,663)	65,396	2,873	(44,227)	6,937	12,855	8,295
Equity in earnings (losses) of unconsolidated affiliates, net	(1,009)	(2,058)	416	(3,303)	(6,354)	(4,754)	(3,209)
Other, net	204	(336)	(3,249)	(954)	(1,201)	1,760	(16,587)
Total other income (expense), net	(76,888)	28,150	(33,489)	(79,696)	(29,388)	(20,675)	(44,191)
Income (loss) from continuing operations before income taxes	(61,357)	61,036	4,768	(130,556)	(1,411)	(25,418)	(18,145)
Income tax provision, net	4,574	(4,886)	(7,963)	(5,438)	(2,899)	(4,692)	(5,016)
Net income (loss) from continuing operations	(56,783)	56,150	(3,195)	(135,994)	(4,310)	(30,110)	(23,161)
Net income (loss) from discontinued operations	35,612	21,534	19,697	12,282	19,319	25,049	2,055
Net income (loss)	(21,171)	77,684	16,502	(123,712)	15,009	(5,061)	(21,106)
Less: Net income attributable to noncontrolling interests	380	462	450	550	806	632	(2,797)
Net income (loss) attributable to EchoStar Corporate common stock	$ (21,551)	$ 77,222	$ 16,052	$ (124,262)	$ 14,203	$ (5,693)	$ (18,309)
EBITDA	$ 87,952	$ 208,569	$ 153,172	$ 18,485	$ 145,531	$ 124,753	$ 139,716
Adjusted EBITDA	$ 124,406	$ 145,291	$ 154,364	$ 127,970	$ 139,754	$ 134,649	$ 148,339

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Post BSS Transaction – Continuing Ops ($000)

	Q1-18	Q2-18	Q3-18	Q4-18	Q1-19	Q2-19	Q3-19
Segment Operating Results:							
Revenue							
Hughes	$ 400,818	$ 426,306	$ 444,762	$ 444,642	$ 445,336	$ 451,847	$ 463,735
ESS	8,264	7,496	6,802	4,669	4,033	3,742	4,098
Corporate and Other	4,750	4,747	4,710	4,672	5,013	4,842	4,429
Total	$ 413,832	$ 438,549	$ 456,274	$ 453,983	$ 454,382	$ 460,431	$ 472,262
Adjusted EBITDA							
Hughes	$ 137,564	$ 160,668	$ 167,492	$ 148,059	$ 161,642	$ 155,212	$ 169,358
ESS	5,933	4,858	4,687	2,287	1,729	1,486	1,791
Corporate and Other	(19,091)	(20,235)	(17,815)	(22,376)	(23,617)	(22,049)	(22,810)
Total	$ 124,406	$ 145,291	$ 154,364	$ 127,970	$ 139,754	$ 134,649	$ 148,339
Reconciliation of GAAP to Non-GAAP Measurement:							
Net income (loss)	(21,171)	77,684	16,502	(123,712)	15,009	(5,061)	(21,106)
Interest income and expense, net	39,420	34,852	33,529	31,212	28,770	30,536	32,690
Income tax provision, net	(4,574)	4,886	7,963	5,438	2,899	4,692	5,016
Deprecation and amortization	110,269	113,143	115,325	118,379	118,978	120,267	122,374
Net income (loss) from discontinued operations	(35,612)	(21,534)	(19,697)	(12,282)	(19,319)	(25,049)	(2,055)
Net income attributable to noncontrolling interests	(380)	(462)	(450)	(550)	(806)	(632)	2,797
EBITDA	$ 87,952	$ 208,569	$ 153,172	$ 18,485	$ 145,531	$ 124,753	$ 139,716
(Gains) losses on investments, net	36,663	(65,396)	(2,873)	44,227	(6,937)	(12,855)	(8,295)
Impairment of long-lived assets	-	-	-	65,220	-	-	-
Legal Settlement Accrual	-	-	-	-	-	24,504	1,824
Unrealized (gains) losses on foreign currency	(209)	11,689	4,065	38	1,160	(1,753)	15,094
Third Party Vendor Settlement	-	(9,571)	-	-	-	-	-
Adjusted EBITDA	$ 124,406	$ 145,291	$ 154,364	$ 127,970	$ 139,754	$ 134,649	$ 148,339

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Note on Use of Non-GAAP Financial Measures EBITDA is defined as “Net income (loss)” excluding “Interest income and expense, net”, “Income tax provision, net”, “Depreciation and amortization,” “Net income (loss) from discontinued operations,” and “Net income (loss) attributable to noncontrolling interests.” Adjusted EBITDA is defined as EBITDA excluding “Gains and losses on investments, net,” unrealized gains (losses) on foreign currency, and other non-recurring or non-operational items. EBITDA and Adjusted EBITDA are not measures determined in accordance with US GAAP. EBITDA and Adjusted EBITDA are reconciled to “Net income (loss)” in the table above and should not be considered in isolation or as a substitute for operating income, net income or any other measure determined in accordance with US GAAP. Our management uses EBITDA and Adjusted EBITDA as measures of our operating efficiency and overall financial performance for benchmarking against our peers and competitors. Management believes that these non-GAAP measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. Management also believes that EBITDA and Adjusted EBITDA are useful to investors because they are frequently used by securities analysts, investors, and other interested parties to evaluate the performance of companies in our industry. 4